AMENDMENT TO THE
                               RIGHTS AGREEMENT

         This AMENDMENT TO THE RIGHTS AGREEMENT is dated as of November 26, 2002 (the "Amendment") and entered into by and among Norfolk Southern Corporation, a Virginia corporation (the "Company"), and The Bank of New York, a New York banking corporation (the "Rights Agent") and is made with reference to the Rights Agreement, dated as of September 26, 2000 between the Company and the Rights Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Rights Agreement.

         WHEREAS, on September 26, 2000, the Board of Directors (the "Board") of the Company approved the adoption of the Rights Agreement;

         WHEREAS, pursuant to Section 27 of the Rights Agreement one right ("Right") was issued for each share of common stock ("Common Stock"), par value $1.00 per share, of the Company outstanding at the close of business on October 16, 2000;

         WHEREAS, pursuant to the Rights Agreement the Board has the authority to supplement or amend any provision of the Rights Agreement to shorten or lengthen any time period thereunder without the approval of the holders of certificates representing the Common Stock; and

         WHEREAS, this Board deems it desirable and in the best interests of the Company and its shareholders at this time to terminate the Rights Agreement by amending its expiration date from September 26, 2010 to November 26, 2002, at which point the Rights will expire;

         NOW, THEREFORE, in consideration of the foregoing and the covenants and obligations set forth in this Amendment, the parties hereto agree as follows:

                                  ARTICLE I

                                   AMENDMENT

         Section 1.1 Amendment. Paragraph (a) of Section 7 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

"(a) Subject to Section 7(e), at any time after the Distribution Date, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9, Section 11(a)(iii) and Section 23) in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal stock transfer office of the Rights Agent, together with payment of the Purchase Price for each one one-thousandth (1/1000th) of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or prior to the earlier of (i) the Close of Business on November 26, 2002 or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date being hereinafter referred to as the "Final Expiration Date") or (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 (the earlier of (i) and (ii) being herein referred to as the "Expiration Date"). If at any time after the Rights become exercisable hereunder but prior to the Expiration Date the Company is prohibited by its Restated Articles of Incorporation from issuing Preferred Stock upon the exercise of all of the outstanding Rights, the Company may issue upon the exercise of the Rights shares of stock or other securities of the Company of equivalent value to the Preferred Stock ("Equivalent Stock"), as determined by the Board of Directors."

                                  ARTICLE II

                                 MISCELLANEOUS

         Section 2.1 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

         Section 2.2 Severability. If any provision of this Amendment or the application of any such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of this Amendment, including the remainder of the provision held invalid, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         Section 2.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         Section 2.4 Headings. All section headings herein are for convenience of reference and are not part of this Amendment, and no construction or interference shall be derived therefrom.


                           [SIGNATURE PAGE FOLLOWS]


         IN WITNESS WHEREOF, this Amendment has been duly executed by each of the parties hereto as of the date first written above.

                                          NORFOLK SOUTHERN CORPORATION


                                          By: /s/ David R. Goode
                                              -------------------------
                                              Title: Chairman, President
                                                     and Chief Executive Officer


                                          THE BANK OF NEW YORK,
                                          as Rights Agent


                                          By: /s/ John Sivertsen
                                              --------------------------------
                                              Title:  Vice President